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                                                                   EXHIBIT 10.56

                              EMPLOYMENT AGREEMENT



        EMPLOYMENT AGREEMENT ("Agreement") as of March 2, 1998 between GARGOYLES, INC., a Washington corporation with offices at 5866 South 194th Street, Kent, Washington 98032 ("Gargoyles") and PATRICIA LYNCH, an individual with a principal residence at 108 38th Street, Apt. 16A, New York, New York 10016 ("Patricia").

        WHEREAS, Patricia and Gargoyles Acquisition Corporation II, a/k/a Private Eye Sunglass Corporation ("GAC"), a wholly-owned subsidiary of Gargoyles have terminated their prior Employment Agreement dated as of May 14, 1997 ("PEA"), and have settled all disputes arising therefrom; but wish to enter into this Agreement which, for convenience, may incorporate by reference certain provisions of the PEA (substituting Gargoyles for GAC); in consideration of the mutual covenants and conditions set forth herein, the parties agree as follows:

        1. Employment Duties. Subject to the terms and conditions hereof, Gargoyles hereby employs Patricia to perform the following duties: Patricia will work full-time on product development for the preparation, with current factories, of the Ellen Tracy Sun and Reader Lines and the Emmanuelle Khanh Sun Line for introduction at the 1998 August Market Week (for shipment to stores August through October, 1998). Patricia will also assist in training a design replacement in current product development systems for the foregoing. In the performance of her duties, Patricia shall be subject to the direct supervision of Mr. Richard W. Hammel, Sr. ("Richard") and shall not be obligated to report to any other person.

        2. Term; Termination. This Agreement commences as of March 2, 1998 and will terminate on May 1, 1998, unless sooner terminated by either party by written notice, which may be given at any time. The effective date of termination by written notice shall be fifteen (15) days from the date of such notice; except that, if Gargoyles fails to pay the salary due to Patricia on April 1, 1998, termination by written notice shall be effective on such date. Termination by written notice may be for any reason and shall be without liability of either party to the other (except for Patricia's refund obligations as stated below).

        3. Salary. Upon execution hereof, Gargoyles shall pay Patricia in gross wages, subject to withholdings, the first monthly salary of $14,584. If no notice of termination has been given, Gargoyles shall pay Patricia on April 1, 1998 in gross wages, subject to withholdings, the second monthly salary of $14,584. If notice of termination is given by Patricia at any time after she has received a salary payment, Patricia will refund on a per diem basis any amounts applicable to the period after the effective date of termination. If Gargoyles gives notice that is effective within the period of April 1 through April 15, 1998, the second month salary payment shall be pro rated on a per diem basis for the period from April 1, 1998 through the effective date of termination. Notwithstanding anything herein to the contrary, in the event that Patricia dies or is disabled such that she is unable to perform her duties hereunder for the balance of the term, neither she nor her legal representative shall be obligated to make any refunds of salary, and any unearned amounts shall be deemed nonrefundable severance benefits.
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        4. Benefits, Etc.. The following Sections of the PEA are hereby incorporated herein by reference: 5.1 ("Expenses"), 5.5 ("Company Benefits") and
5.6 ("Vacation; Sick Leave").

        5. Noncompetition Restrictions. Notwithstanding anything that may be construed herein to the contrary (or be deemed in any way to have survived the termination of the PEA), Gargoyles hereby acknowledges and agrees that Patricia is subject to no restrictions on her rights to be employed or engaged by, or an investor or participant of any kind in, or a provider of services of any kind to, any person, entity or agency that offers or provides services or products that compete in any way with any products or services of Gargoyles or any of its subsidiaries, affiliates or licensees, after the effective date of termination hereof.

        6. Non-Disclosure Obligations. Subject to Section 5 hereof, Patricia acknowledges that her obligations under the PEA concerning confidential information and inventions survive the termination of the PEA and remain in full force and effect.

        7. Support. Gargoyles agrees that Mr. Robert Hammel and Ms. Annette Hammel will work under Patricia's supervision during the term of this Agreement (as well as under Richard's supervision) and neither Gargoyles nor any of its subsidiaries or affiliates will terminate their employment during the term hereof. Mr. Robert Hammel and Ms. Annette Hammel are deemed intended third party beneficiaries of this obligation.

        8. Miscellaneous. The following sections of the PEA are incorporated herein by reference: Sections 10 through 18.

        EXECUTED as an instrument under seal as of the date first written above.

                                     GARGOYLES, INC.


/S/ PATRICIA LYNCH                   By:  /S/ LEO ROSENBERGER
------------------                        ---------------------------
Patricia Lynch                            Leo Rosenberger,
                                          its Chief Executive Officer